Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS Pharmaceuticals Files Shelf Registration Statement

Salt Lake City — August 23, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC), which, when declared effective, will permit the company, from time to time, to offer and sell up to $200 million of common stock, preferred stock, depositary shares, senior and subordinated debt securities, and/or warrants. This shelf registration is intended to give the company flexibility to take advantage of financing opportunities when and if deemed appropriate by the company.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from NPS Pharmaceuticals, Inc., Attention: Corporate Secretary, 383 Colorow Drive, Salt Lake City, Utah 84108-1256.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort.